EXHIBIT 2.4

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                            ASSET PURCHASE AGREEMENT

                            Dated as of May 12, 1999

                                      among

                         CROWN ASPHALT PRODUCTS COMPANY

                                       and

                                S & L INDUSTRIAL

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

                                TABLE OF CONTENTS

ARTICLE I ........................................................................................................1
DEFINITIONS.......................................................................................................1
   1.1     DEFINED TERMS..........................................................................................1
   1.2     OTHER DEFINITIONAL PROVISIONS..........................................................................5

ARTICLE II .......................................................................................................5

CLOSING ..........................................................................................................5

   2.1     PURCHASE AND SALE......................................................................................5
   2.2     LIMITED ASSUMPTION OF LIABILITIES......................................................................6
   2.3     CLOSING................................................................................................7
   2.4     CONSIDERATION..........................................................................................7
   2.5     CLOSING DELIVERIES.....................................................................................8
   2.6     SECURITY INTEREST......................................................................................8
   2.7     ALLOCATION OF PURCHASE PRICE...........................................................................8

ARTICLE III......................................................................................................10

REPRESENTATIONS AND WARRANTIES OF SELLERS........................................................................10
   3.1     ORGANIZATION AND CAPACITY.............................................................................10
   3.2     AUTHORIZATION AND VALIDITY............................................................................10
   3.3     NO CONFLICT...........................................................................................10
   3.4     GOVERNMENTAL CONSENTS.................................................................................11
   3.5     OMITTED...............................................................................................11
   3.6     ABSENCE OF MATERIAL ADVERSE EFFECTS...................................................................11
   3.7     LEGAL PROCEEDINGS.....................................................................................11
   3.8     COMPLIANCE WITH LAWS..................................................................................12
   3.9     CERTAIN AGREEMENTS....................................................................................12
   3.10    TITLE AND CONDITION OF PROPERTIES.....................................................................12
   3.11    INTELLECTUAL PROPERTY.................................................................................14
   3.12    EMPLOYEE BENEFIT PLANS................................................................................15
   3.13    TAXES           ......................................................................................16
   3.14    ENVIRONMENTAL LAWS....................................................................................16
   3.15    AFFILIATE TRANSACTIONS................................................................................17
   3.16    BROKERS, FINDERS, ETC.................................................................................17
   3.17    CONTRACTS AND COMMITMENTS.............................................................................17
   3.18    LABOR RELATIONS ......................................................................................18
   3.19    OMITTED...............................................................................................18
   3.20    INSURANCE.............................................................................................18
   3.21    CUSTOMERS.............................................................................................19
   3.22    OMITTED...............................................................................................19
   3.23    PERMITS...............................................................................................19


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

   3.24    REPAIRS, RETURNS AND ALLOWANCES.......................................................................19
   3.25    ABSENCE OF CERTAIN PAYMENTS...........................................................................19
   3.26    PRODUCTS; PRODUCT WARRANTIES..........................................................................20
   3.27    REAL PROPERTY HOLDING CORPORATION.....................................................................20
   3.28    PROJECTIONS ..........................................................................................20
   3.29    CONDUCT OF BUSINESS...................................................................................20
   3.30    LEGAL AND TAX ADVICE..................................................................................20
   3.31    FULL DISCLOSURE ......................................................................................21

ARTICLE IV ......................................................................................................21

REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................................................21
   4.1     DUE ORGANIZATION AND AUTHORITY OF PURCHASER...........................................................21
   4.2     AUTHORIZATION AND VALIDITY OF AGREEMENT...............................................................21
   4.3     NO CONFLICT...........................................................................................22
   4.4     GOVERNMENTAL CONSENTS.................................................................................22
   4.5     BROKERS, FINDERS, ETC.................................................................................22
   4.6     FULL DISCLOSURE.......................................................................................22

ARTICLE V .......................................................................................................22

COVENANTS .......................................................................................................22
   5.1     NAMES.................................................................................................22
   5.2     SELLERS' AND PRINCIPAL'S NON-COMPETITION AND NON-SOLICITATION.........................................22
   5.3     COMMUNICATIONS........................................................................................24
   5.4     CONFIDENTIALITY.......................................................................................24
   5.5     TITLE COMMITMENTS.....................................................................................24
   5.6     PURCHASER BANK FINANCING AND GUARANTEES...............................................................24

ARTICLE VI ......................................................................................................25

DELIVERIES AT CLOSING............................................................................................25
   6.1     DOCUMENTS TO BE DELIVERED BY SELLER...................................................................25
   6.2     DOCUMENTS TO BE DELIVERED BY PURCHASER................................................................26

ARTICLE VII......................................................................................................26

INDEMNIFICATION..................................................................................................26
   7.1     INDEMNIFICATION BY SELLERS............................................................................26
   7.2     INDEMNIFICATION BY PURCHASER..........................................................................27
   7.3     NOTICE AND RESOLUTION OF CLAIM........................................................................27
   7.4     OFFSET................................................................................................28

ARTICLE VIII.....................................................................................................28

MISCELLANEOUS....................................................................................................28
   8.1     EXPENSES..............................................................................................28


                                       ii

   8.2     ADDITIONAL AGREEMENTS.................................................................................28
   8.3     TRANSFER TAXES........................................................................................28
   8.4     SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................................................29
   8.5     EMPLOYEES.............................................................................................29
   8.6     NOTICES...............................................................................................29
   8.7     INTERPRETATION........................................................................................31
   8.8     NO THIRD PARTY BENEFICIARIES..........................................................................31
   8.9     AMENDMENT AND WAIVER..................................................................................31
   8.10    EXTENSION OR WAIVER...................................................................................31
   8.11    ENTIRE AGREEMENT......................................................................................31
   8.12    SUCCESSORS AND ASSIGNS................................................................................31
   8.13    GOVERNING LAW ........................................................................................32
   8.14    NO STRICT CONSTRUCTION................................................................................32
   8.15    COUNTERPARTS .........................................................................................32

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement, is entered into as of May 12, 1999, by and among CROWN ASPHALT PRODUCTS COMPANY, a Utah corporation (the "Purchaser"), S & L INDUSTRIAL, a Wyoming corporation (the "Seller"), and, for the sole and limited purpose of Sections 5.2 and 5.6 below, David Rael, principal of Seller (individually and collectively, "Principal").

         Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets comprising the Seller's Rawlins, Wyoming asphalt terminal and related inventory, on the terms and subject to the conditions set forth in this Agreement. The parties hereto are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith.

         In consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINED TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

                  "AFFILIATE": as to any Person (as hereinafter defined below), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, whether directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

                  "AGREEMENT": this Asset Purchase Agreement, together with all schedules and exhibits referenced herein, as amended, modified or supplemented from time to time.

                  "ASSUMED LIABILITIES": the liabilities and obligations to be assumed by Purchaser as of the Closing Date under certain contracts and leases identified in Section 2.2 below.

                  "AUDIT": any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

                  "BOARD OF DIRECTORS": the board of directors of Seller or, to the extent legally permissible, a duly constituted committee thereof.

                  "BUSINESS DAY": a day other than a Saturday or a Sunday or other day on which commercial banks in Salt Lake City, Utah are authorized or required by law to close.

                  "CLOSING":  has the meaning set forth in Section 2.3.

                  "CLOSING DATE":  has the meaning set forth in Section 2.3.

                  "CODE":  the Internal Revenue Code of 1986, as amended.

                  "DAMAGES":  has the meaning set forth in Section 7.1.

                  "DEFERRED PURCHASE PRICE" shall have the meaning set forth in
         Section 2.4(d).

                  "DOLLARS" and "$": dollars in lawful currency of the United States of America.

                  "ENVIRONMENTAL LAWS": any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time on or prior to the Closing Date be in effect.

                  "ENVIRONMENTAL PERMIT": any license, permit, order, approval, concession, registration, authorization, or qualification required under any Environmental Law.

                  "ENVIRONMENTAL REPORT": any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential non-compliance with, or actual or potential liability under, any Environmental Law that may in any way affect Seller.

                  "EXCLUDED ASSETS": (a) automobiles, trucks, tractors, trailers and other vehicles used in the conduct of Seller's business or the operation of the Terminal and (b) all assets, properties, rights, titles and interests of every kind or nature owned or leased by Seller which are not located at and are not used in the business operations conducted by Seller at the Terminal.

                  "FICA":  Federal Insurance Contributions Act.

                  "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

                  "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity (including without limitation a court) exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

                  "GOVERNMENTAL ORDER": as to any Person, any judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "INDEBTEDNESS": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices); (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (c) all obligations of such Person under financing leases;
         (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person; and (e) all liabilities secured by any Lien (as hereinafter defined) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                  "INVENTORY": the entire inventory of asphalt, oil, chemicals, raw materials, solvents and similar products owned by Seller and located at the Terminal as of the Closing Date, as specified in
         Schedule 2.4(a) as prepared pursuant to Section 2.4(a)..

                  "INTELLECTUAL PROPERTY" has the meaning set forth in Section 3.11.

                  "KNOWLEDGE OF SELLER": actual knowledge after reasonable investigation of Seller, any Shareholder or any officer of a Seller, including actual knowledge of facts which should reasonably have placed such Seller, Shareholder or officer on notice of the matters in question.

                  "LIEN": any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), claim, charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

                  "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, operations, property, financial condition, results of operations or prospects of Seller relating to the Terminal, the Purchased Assets or the operations of Seller at the Terminal; (b) the ability of Seller or Shareholder to consummate any transactions contemplated by this Agreement or perform its or his obligations under this Agreement; or (c) the ability of Purchaser to exercise its rights under this Agreement.

                  "MATERIALS OF ENVIRONMENTAL CONCERN": any waste, pollutant, or contaminant (whether or not defined or regulated as such under any Environmental Law), or any other substance of any kind (including without limitation petroleum or petroleum products, asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls, odors and radioactivity) regulated by or under, or which may otherwise give rise to liability under, any Environmental Law.

                  "NON-COMPETITION PERIOD": has the meaning set forth in Section 5.2(a).

                  "PERMITS": as to any Person, all licenses, permits, franchises, orders, approvals, concessions, registrations, authorizations and qualifications with and under all federal, state, local or foreign laws and Governmental Authorities and all industry or other non-governmental self-regulatory organizations that are issued to such Person (including without limitation Environmental Permits).

                  "PERSON": a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "PURCHASED ASSETS":  has the meaning set forth in Section 2.1.

                  "PURCHASER": Crown Asphalt Products Company a Utah corporation.

                  "PURCHASER BANK FINANCING": the liabilities and obligations owed by the Purchaser to Community First National Bank of Casper, Wyoming under that certain Loan Agreement dated on or about the Closing Date and related loan documentation, including any modifications, amendments, extensions, substitute financings or replacements thereof.

                  "REQUIREMENT OF LAW": as to any Person, the Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or order, writ, injunction, decree or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "S & L BANK DEBT": the liabilities and obligations owed by Seller to Community First National Bank of Casper, Wyoming under that certain Agreement for Modification and Renewal of Loans dated March 3, 1998 and related loan documentation, including all modifications, amendments or extensions made on or prior to the Closing Date.

                  "SELLER":  S & L Industrial, a Wyoming corporation.

                  "TAXES": all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

                  "TAX AUTHORITY": the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

                  "TAX RETURNS": all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto.

                  "TERMINAL": all of the assets of Seller which constitute a part of or are used in the operation of Seller's Rawlins, Wyoming asphalt terminal, including without limitation all assets located on the premises of such asphalt terminal and all related Inventory.

         1.2 OTHER DEFINITIONAL PROVISIONS.

                  (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE II

                                     CLOSING

         2.1 PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Liens (other than Liens granted by Purchaser in connection with the Purchaser Bank Financing), by appropriate deeds, bills of sale, assignments and other instruments satisfactory to Purchaser and its counsel, all assets, properties, rights, titles and interests of every kind and nature owned or leased by Seller which constitute a part of or are used in the operation of the Terminal (including without limitation all assets located on the premises of such Terminal and all related Inventory), whether tangible, intangible, real or personal (the "Purchased Assets"), including without limitation, all of the following assets owned or leased by Seller in connection with the Terminal or the conduct of Seller's business at the Terminal:

                  (a) all interests in real estate (including, without limitation, land, buildings, fixtures, fittings and improvements thereon, and easements, licenses, rights of way, permits, and the other appurtenances thereto, including appurtenant rights in and to public streets, whether or not vacated), whether owned in fee, leased, subleased or otherwise, including without limitation the leasehold interest in the real property comprising the Terminal, which is more particularly described on SCHEDULE 2.1(a) attached hereto;

                  (b) all Inventory, raw materials, manufactured and purchased parts, work-in-process, finished goods, inventories and supplies;

                  (c) all machinery, equipment, tools, dies, jigs, molds, patterns, furniture, spare parts and supplies, computers and all related equipment, telephones and all related equipment and all other tangible personal property;

                  (d) all rights existing (i) under insurance policies, (ii) under all contracts, agreements and arrangements listed and expressly specified to be assumed by Purchaser in SCHEDULE 3.17, and (iii) under all leases and subleases listed and expressly specified to be assumed by Purchaser in SCHEDULE 3.10(a);

                  (e) all lists and records pertaining to the Terminal and the Purchased Assets, including all books, records, ledgers, files, documents, asphalt and emulsion formulations, correspondence, lists, studies, reports, business records and other printed or written materials relating to the Terminal; and

                  (f) all Permits, including, without limitation, those listed in SCHEDULE 3.23, but excluding any such permits or licenses which are specifically identified in SCHEDULE 3.23 as not being transferable, and all data and records pertaining thereto.

         Notwithstanding anything to the contrary in this Agreement, the Excluded Assets shall not be sold, conveyed, assigned or transferred to Purchaser.

         2.2 LIMITED ASSUMPTION OF LIABILITIES.

         (a) Except as expressly provided in Section 2.2(b) below, Purchaser will not assume or in any way be responsible for any liabilities or obligations of Seller whatsoever, including without limitation any liabilities or obligations related to or arising from (i) the operations or condition of the Terminal or the Purchased Assets arising or attributable to any time prior to the Closing Date or (ii) the operations or condition of the Excluded Assets or any of Seller's business operations which are not conducted at the Terminal arising or attributable to any time, whether prior or subsequent to the Closing Date.

         (b) From and after the Closing Date, Purchaser will assume and agree to pay, defend, discharge and perform as and when due only the liabilities and obligations arising after the Closing Date under the contracts and leases which are specifically identified on SCHEDULE 3.17 or SCHEDULE 3.10(a), respectively, but only to the extent such contracts and leases are actually assigned to and assumed by Purchaser at Closing, and specifically excluding any liability or obligation relating to or arising out of such contracts and leases as a result of (i) any breach of such contracts or leases occurring on or prior to the Closing Date, (ii) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date, or (iii) with respect to the foregoing items (i) and (ii), any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (the "Assumed Liabilities").

         (c) Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability is disclosed herein or on any schedule hereto, Purchaser will not assume or be liable for any liabilities or obligations of Seller other than the Assumed Liabilities described in Section 2.2(b).

         2.3 CLOSING. Subject to the conditions precedent set forth in Article VI, the closing (the "Closing") of the purchase and sale of the Purchased Assets shall take place at the offices of Community First National Bank, 300 South Wolcott, Casper, Wyoming 82602, on the Business Day following the date that each of the conditions set forth in Article VI will have been satisfied or waived, or at such other place and time as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date."

         2.4 CONSIDERATION. Subject to the conditions contained in this Agreement, the aggregate consideration for the Purchased Assets (the "Purchase Price") shall be paid as follows:

                  (a) At the Closing, Purchaser shall pay Seller cash or other immediately available funds in the amount of the agreed upon value of the Inventory as set forth in Schedule 2.4(a) (as determined by mutual agreement of Seller and Purchaser at the Closing and subject to such reasonable substantiation requirements as Purchaser may require); provided, however, that for administrative convenience such funds shall be paid by Purchaser directly to Community First National Bank for the account of S & L against amounts due under the S & L Bank Debt.

                  (b) At the Closing, the proceeds of the Purchaser Bank Financing shall be paid to Seller as contemplated by, and subject to the limitations set forth in, Section 5.6; provided, however, that for administrative convenience the proceeds of the Purchaser Bank Financing shall be paid by Purchaser directly to Community First National Bank for the account of S & L against amounts due under the S & L Bank Debt.

                  (c) At the Closing, Purchaser shall pay to Seller $50,000 in cash ; provided, however, that for administrative convenience the cash shall be paid by Purchaser directly to Community First National Bank for the account of S & L against amounts due under the S & L Bank Debt.

                  (d) Purchaser shall pay to Seller the sum of $225,000 in cash (the "Deferred Purchase Price") as follows:

                           (i) Prior to October 1, 1999, interest shall not
                  accrue on the Deferred Purchase Price. Commencing on October 1, 1999, interest shall accrue on the outstanding balance of the Deferred Purchase Price at the "LIBOR Rate" (as such quoted term is defined below). As used herein, the term "LIBOR Rate" shall mean the London Interbank Offered Rate of interest, for the shortest quoted loan period, as published in the October 1, 1999 edition of the WALL STREET JOURNAL.

                           (ii) Purchaser shall pay the Deferred Purchase Price,
                  together with interest accrued thereon, in ten equal (except as otherwise provided below) annual installments. The first annual installment shall be due and payable on February

                  15, 2000 and the next nine annual installments shall be due and payable on February 15 of each succeeding calendar year.

                           (iii) Notwithstanding anything to the contrary in
                  subparagraph (ii) above, if the amount calculated by multiplying 25% TIMES "Terminal Net Cash Flow" (as such quoted term is defined below) in any particular calendar year (the "Accelerated Amount") is greater than the annual installment due under subparagraph (ii) above, the Accelerated Amount shall be due and payable on February 15 of the immediately succeeding calendar year.

                           (iv) As used herein, "Terminal Net Cash Flow" for any
                  calendar year means the gross receipts directly related to the operating activities of the Terminal for such period less expenses allocable to the Terminal under generally accepted cost accounting principles (including but not limited to debt service payments by Purchaser related to the Purchaser Bank Financing). Terminal Net Cash Flow shall be determined in the reasonably exercised judgment of Purchaser's Board of Directors, the determinations of which shall be final, binding and conclusive as to Seller.

                           (v) Purchaser shall have the privilege and option,
                  without penalty or forfeiture, to pay the Deferred Purchase Price or any part thereof at any time prior to its due date.

         2.5 CLOSING DELIVERIES.

                  (a) At the Closing, against delivery of the Purchased Assets as provided in Section 2.5(c), Purchaser shall deliver to Seller: (i) the Purchase Price in the forms specified in Section 2.4(a), (b) and
         (c) above and (ii) the other instruments required to be delivered pursuant to Section 6.2.

                  (b ) At the Closing, against delivery of the Purchase Price as outlined in Section 2.4, Seller shall deliver to Purchaser (i) title to and possession of the Purchased Assets, and (ii) the instruments required to be delivered pursuant to Section 6.1.

         2.6 SECURITY INTEREST. In order to secure repayment of the Deferred Purchase Price, Purchaser hereby grants, transfers and assigns to Seller a security interest in and to the Purchased Assets. The security interest and the rights and remedies of both Seller and Purchaser in relation thereto shall be subject to the Wyoming Uniform Commercial Code - Secured Transactions. Seller's security interest shall be subject and subordinate to the lien and security interest of Community First Bank or any successor lender.

         2.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets, the non-competition agreements and other items as set forth in SCHEDULE 2.7, which schedule shall be completed by Purchaser prior to Closing, subject to Seller's consent which will not be unreasonably withheld. Seller and Purchaser shall make all appropriate tax filings on a basis consistent with such allocation.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows:

         3.1 ORGANIZATION AND CAPACITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. Seller is (a) duly qualified to transact business as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (b) in compliance with all Requirements of Law, except to the extent that the failure to be in good standing, to qualify as a foreign corporation or to comply with such requirements would not, individually or in the aggregate with all such other failures, have a Material Adverse Effect. Seller has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is engaged, except to the extent the failure to have such power, authority or legal right would not, individually or in the aggregate with all such other failures, have a Material Adverse Effect. Seller has all requisite corporate power and authority to enter into and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Seller has heretofore delivered to Purchaser accurate and complete copies of its Articles of Incorporation and By-laws as currently in effect.

         3.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller, and no other corporate action on the part of Seller is necessary for the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other agreements contemplated hereby which are to be signed have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, this Agreement and the other agreements contemplated hereby which are to be executed constitute the legally valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

         3.3 NO CONFLICT. Except as set forth in SCHEDULE 3.3, neither the execution, delivery or performance by Seller of this Agreement and the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby and thereby and compliance by Seller with any of the provisions hereof or thereof will (a) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration, result in the loss of a material benefit under or result in the creation of any Lien upon any of the Purchased Assets or the Terminal under any of the terms, conditions or provisions of any contract of Seller or (b) violate, or result in the violation of, any Requirement of Law.

         3.4 GOVERNMENTAL CONSENTS. Except as set forth in SCHEDULE 3.4, no consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby by Seller.

         3.5 OMITTED.

         3.6 ABSENCE OF MATERIAL ADVERSE EFFECTS. Except as and to the extent set forth in SCHEDULE 3.6, since December 31, 1998 there has not been any event that individually or in the aggregate with all other events has had, or could reasonably be expected to have, a Material Adverse Effect.

         3.7 LEGAL PROCEEDINGS. Except as and to the extent described in
SCHEDULE 3.7, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority has been formally commenced, is pending or, to the Knowledge of Seller, threatened by or against Seller or against any of its properties or revenues. The foregoing includes, without limitation, actions pending or threatened (on any basis therefor to the Knowledge of Seller) involving the prior employment of any of Seller's employees, their use in connection with Seller's business of any information, techniques, patents, patent applications, copyrights, trade secrets, inventions, technology, know-how, or other intellectual property rights allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Seller is not a party or subject to the provisions of any order or decree of any Governmental Authority under which any obligation remains to be performed by Seller. Except as set forth in SCHEDULE 3.7, there is no action, suit, proceeding, arbitration or investigation by Seller currently pending or which Seller presently intends to initiate. SCHEDULE 3.7 sets forth a brief description of each judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority applicable to Seller or any of its properties which either (i) has been entered since December 31, 1995, or (ii) has continuing effect with respect to Seller or its properties, and no such judgment, injunctive decree, order or other determination can reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Seller is not in violation of any judgment, decree, injunction or order outstanding against it. No suit, action or governmental proceeding before any Governmental Authority has been commenced and is pending or, to the Knowledge of Seller, threatened by any federal or state Governmental Authority against Seller or any of its Affiliates, officers or directors seeking to restrain, prevent or change in any respect the transactions contemplated hereby or seeking damages in connection with any of such transactions.

         3.8 COMPLIANCE WITH LAWS.

                  (a) Seller is in compliance with all Requirements of Law, holds all Permits that are material to the conduct of its business or the ownership of its properties at the Terminal, and is in material compliance with each such Permit, except where such failure to comply with any such Requirements of Law, to hold any such Permits or to comply with any such Permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Seller has not received any notice from any Governmental Authority asserting that it is not in compliance with any Requirement of Law or any Permit.

                  (c) Seller has complied with any applicable bulk sales laws.

         3.9  OMITTED.

         3.10 TITLE AND CONDITION OF PROPERTIES.

         (a) LEASED PROPERTIES. SCHEDULE 3.10(a) lists and describes briefly all leased real property that is used or occupied by Seller at the Terminal and the leases, subleases and agreements by which such property is used and occupied. Except as otherwise described on SCHEDULE 3.10(a), with respect to each such parcel of leased real property:

                           (i) the leases and subleases described on SCHEDULE
                  3.10(a) constitute all of the leases, subleases and agreements under which Seller holds any leasehold interest in real estate underlying or comprising a part of the Terminal;

                           (ii) Seller has delivered to Purchaser and its
                  counsel true, correct and complete copies of all of the leases, subleases and agreements described on SCHEDULE 3.10(a);

                           (iii) each such lease, sublease or agreement is
                  legal, valid, binding, enforceable and in full force and effect, is fully assignable to Purchaser (or Seller has obtained the consent of the lessor to such assignment), and will continue to be legal, valid, binding, enforceable and in full force and effect on substantially identical terms after the Closing;

                           (iv) neither Seller nor, to Seller's Knowledge, any
                  other party to any such lease, sublease or agreement is in breach or default thereof, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification or acceleration thereof or thereunder:

                           (v) no party to any such lease, sublease or agreement
                  has repudiated any provision thereof:

                           (vi) there are no disputes, oral agreements or
                  forbearance programs in effect as to any such lease, sublease or agreement; and

                           (vii) no such lease, sublease or agreement has been
                  modified in any respect, except to the extent disclosed in documents delivered to Purchaser and its counsel.

                  (b) OWNED PROPERTIES. SCHEDULE 3.10(b) lists and contains the legal description of all real property that is owned by Seller and used in connection with Seller's business at the Terminal. Except for the Lien of Community First National Bank related to the S & L Bank Debt (which shall be discharged at or prior to Closing), Seller owns good and marketable title, free and clear of all Liens, to all of the real, personal and intangible personal property and assets included within the Purchased Assets (including the real property described on SCHEDULE 3.10(b)), rights of licensors and lessors of such Purchased Assets which are subject to license or lease as described in SCHEDULE 3.10(a) or SCHEDULE 3.10(b) and Liens for current Taxes not yet due and payable. At the Closing, Seller will convey good and marketable title to all of its real and personal property and assets included within the Purchased Assets, free and clear of all Liens (other than rights of licensors and lessors of such Purchased Assets which are subject to license or lease as described in SCHEDULE 3.10(a) or SCHEDULE 3.10(b) and Liens for current Taxes not yet due and payable for which adequate reserves have been properly recorded). The Purchased Assets so conveyed will include all of those assets (real, personal, tangible and intangible) used during the twelve months prior to the Closing Date (other than inventory or raw materials used, sold or consumed in the ordinary course of business and worn out or obsolete fixed assets disposed of in the ordinary course of business) and will enable Purchaser to operate the business of the Terminal in the same manner as operated by Seller prior to and as of the Closing Date.

                  (c) ALL PROPERTIES. Except as otherwise described on SCHEDULE 3.10(c), with respect to each parcel of leased or owned real property underlying or comprising a part of the Terminal:

                           (i) Seller has not assigned, transferred, conveyed,
                  mortgaged, deeded in trust or encumbered any interest in any fee or leasehold interest;

                           (ii) all buildings, improvements and other property
                  on the leased or owned properties have received all approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable legal requirements and are not in violation of any applicable zoning, building code or subdivision ordinance, regulation, order or law;

                           (iii) all buildings, improvements and other property
                  thereon are supplied with utilities and other services necessary for the operation thereof

                  (including gas, electricity, water, telephone, sanitary and storm sewers and access to public roads);

                           (iv) there are no pending (or, to Seller's Knowledge,
                  threatened) condemnation proceedings, lawsuits, or other administrative actions relating to such properties or other matters affecting adversely the current use, occupancy, or value of such properties;

                           (v) other than the documents described in SCHEDULE
                  3.10(a), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such properties; and

                           (vi) no Person (other than Seller) is in possession
                  of such properties.

                  (d) CONDITION OF ASSETS. All buildings and improvements located on property described in SCHEDULE 3.10(a) and SCHEDULE 3.10(b) and all of Seller's machinery, equipment and other tangible personal property and assets which are included in the Purchased Assets are in good condition and repair in all respects, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business. The Purchased Assets include all assets necessary to conduct Seller's businesses at the Terminal as presently conducted and all assets which were used to conduct said businesses since the date of the latest Financial Statements, other than inventory sold or otherwise disposed of in the ordinary course of business to non-affiliated third parties in accordance with past custom and practice.

         3.11 INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 3.11(a) sets forth a complete and accurate list of all patents, patent applications, copyrights, copyright applications, trademarks, service marks, trade names, slogans, logos, designs, trade secrets, confidential or proprietary technical information, designs, processes, research in progress and inventions (whether patentable or unpatentable), technology, know-how and computer software used by Seller in connection with the Terminal or the Purchased Assets (collectively, the "Intellectual Property"), including a complete and accurate list of all parties from which Seller licenses the foregoing. Except as set forth in SCHEDULE 3.11(a), Seller owns or has valid and transferable licenses to use all of the Intellectual Property in connection with the Terminal and the Purchased Assets.

                  (b) Seller is the sole and exclusive owner or authorized licensee of the Intellectual Property, free and clear of all Liens and free of all licenses except those set forth in SCHEDULE 3.11(a). All of the Intellectual Property owned by Seller is valid and subsisting and in full force and effect. No registered Intellectual Property has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to the Knowledge of Seller, threatened opposition or cancellation proceeding before the United

         States Patent and Trademark Office, the United States Copyright Office or any other registration authority. All registrations and applications set forth in SCHEDULE 3.11(a) are in the name of Seller;

                  (c) Except as set forth in SCHEDULE 3.11(a), (i) neither the conduct of Seller's business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any third party, and (ii) to the Knowledge of Seller, there are no infringements of the Intellectual Property by any third party. Except as set forth in SCHEDULES 3.11(a) AND 3.11(c), there are no claims pending or, to the Knowledge of Seller, threatened
         (A) alleging that Seller's business as currently conducted or as presently contemplated to be conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any third party; or (B) alleging that the Intellectual Property is being infringed by any third party; or (C) challenging the ownership, validity or enforceability of the Intellectual Property.

                  (d) Except as set forth in SCHEDULE 3.11(d), all consents, filings, and authorizations by or with Governmental Authorities or third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Intellectual Property, have been obtained;

                  (e) Seller has not entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any person relating to the Intellectual Property or the intellectual property of any third party other than as may be contained in the license agreements listed in SCHEDULE 3.11(a) or as set forth in
         SCHEDULE 3.11(c);

                  (f) Seller is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property;

                  (g) No former or present employees, officers or directors of Seller hold any right, title or interest directly or indirectly, in whole or in part, in or to any of the Intellectual Property;

         3.12 EMPLOYEE BENEFIT PLANS. Seller does not maintain, and has not maintained during the preceding three-year period, any "employee benefit plan" (within the meaning of Section 3(3) of ERISA (including without limitation multiemployer plans within the meaning of ERISA
         Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation or other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of Seller has any present or future right to benefits or under which Seller has any present or future liability ("Seller Plans").

         3.13 TAXES.  Except as set forth in SCHEDULE 3.13:

                  (a) Seller has timely filed, or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. All such Tax Returns are or will be true, complete and correct in all material respects.

                  (b) Seller has paid, or where payment is not yet due, has established, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                  (c) No Audit by a Tax Authority is pending or, to the Knowledge of Seller, threatened with respect to any material Taxes due from Seller. There are no outstanding waivers extending the statutory period of limitation relating to the payment of material Taxes due from Seller for any taxable period ending prior to the Closing Date which are expected to be outstanding as of the Closing Date.

                  (d) No issue has been raised by any Tax Authority in any Audit of Seller that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any period not so audited. Further, no deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Seller.

                  (e) Seller is not bound by and is not a party to any agreement related to Taxes, including any agreement with any Tax Authority that can affect a Tax period commencing after the Closing Date.

                  (f) There is no contract or agreement, plan or arrangement by Seller covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Seller by reason of Section 280G of the Code, as now in effect.

         3.14 ENVIRONMENTAL LAWS. Except as set forth in SCHEDULE 3.14, with respect to the Terminal, the Purchased Assets and Seller's business operations at the Terminal: (a) Seller complies and has complied with all Environmental Laws, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws except where any non-compliance or failure to possess any Environmental Permit has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) there are no past or present, and to the Knowledge of Seller, no anticipated future events, conditions, circumstances, practices, plans or legal requirements that could reasonably be expected to result in liability under applicable Environmental Laws, prevent, or reasonably be expected to increase the burden on Seller, complying with applicable Environmental Laws or of obtaining, renewing, or complying with applicable Environmental Permits required under such laws; (c) there are and have been no Materials of Environmental Concern or other conditions at the Terminal, except for such liabilities which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (d) there are no underground storage tanks that are subject to regulation under the federal Resource Conservation and Recovery Act, or any equivalent state law on or under the Terminal. Seller has provided to Purchaser true and complete copies of all Environmental Reports in its possession or control related to the Terminal or the Purchased Assets.

         3.15 AFFILIATE TRANSACTIONS. Except as disclosed on SCHEDULE 3.15, no transactions (including without limitation the provision of any services or the sale of any goods) since December 31, 1995 and no proposed transactions between Seller, on the one hand, and any shareholder or other Affiliates of Seller on the other hand, other than employment agreements or arrangements and employee benefit plans had, or could reasonably be expected to have, a Material Adverse Effect on the Terminal or the Purchased Assets.

         3.16 BROKERS, FINDERS, ETC. Seller has not employed, nor is it subject to the valid claim of, any broker, finder or other financial intermediary or incurred any liability that would be payable by Seller for any brokerage, finder's or other fees or commissions in connection with the transaction contemplated by this Agreement.

         3.17 CONTRACTS AND COMMITMENTS. Except as set forth in SCHEDULE 3.17, with respect to, related to or arising from the Purchased Assets, the Terminal or Seller's business operations at the Terminal:

                  (a) Seller does not have any agreements, contracts, commitments, or restrictions that are material to its businesses, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations or that require the making of any charitable contribution;

                  (b) There are no purchase contracts or commitments under which Seller is required to pay in excess of $10,000, which continue for a period of more than 12 months or which are in excess of the normal, ordinary, and usual requirements of business or at any excessive price;

                  (c) There are no outstanding sales contracts, commitments or proposals of Seller that call for the receipt of more than $10,000, that continue for a period of more than 12 months, or that Seller believes will result in any loss in excess of $10,000 to Seller upon completion or performance thereof;

                  (d) Seller does not have any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty, or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

                  (e) Seller is not in default, nor is there any basis for any valid claim of default, under any material contract made or obligation owed by it;

                  (f) Seller is not restricted by agreement from carrying on its business anywhere in the world;

                  (g) Seller is not under any material liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers;

                  (h) Except as set forth in SCHEDULE 3.17, none of the officers, directors or shareholders of Seller has any interest in any property, real or personal, tangible or intangible, including without limitation the Intellectual Property, that is used in the business of Seller.

         3.18 LABOR RELATIONS. As of the date hereof, there is no strike or other labor dispute pending against Seller. Seller is not bound by or subject to (and none of its properties or assets is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best Knowledge of Seller, has sought to represent any of the employees, representatives or agents of Seller, nor is Seller aware of any labor organization activity involving its employees. To the Knowledge of Seller, no officer or key employee of Seller working at or having substantial responsibility or authority over Seller's operations at the Terminal has any plans to terminate his or her employment with Seller.

         3.19 OMITTED.

         3.20 INSURANCE. Seller has provided Purchaser with copies of all policies of fire, liability, workmen's compensation and other forms of insurance owned or held by Seller with respect to Seller's operations at the Terminal or providing coverage for events, occurrences, risks, damages or liabilities related to or arising from Seller's operations at the Terminal. Except as set forth in SCHEDULE 3.20, such policies are in adequate amounts and cover risks customarily insured against by businesses of the type operated by Seller. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies will remain in full force and effect through the respective dates set forth in SCHEDULE 3.20 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All of such policies have been issued by reputable insurance companies actively engaged in the insurance business. All pending claims, if any, made against Seller related to or arising from Seller's operations at the Terminal that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and, to the best Knowledge of Seller is being defended by such insurance companies and are described in SCHEDULE 3.20 and no claims have been denied coverage during the last three years. During the last three years, no such policy of Seller has been cancelled by the issuer thereof, nor have the premiums on any such policy been increased by more than 20% over the prior period, except as set forth in SCHEDULE 3.20. Seller has not been refused any insurance with respect to its assets or operations at the Terminal, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

         3.21 CUSTOMERS. SCHEDULE 3.21 sets forth a list of Seller's twenty (20) largest customers with respect to its operations at the Terminal in terms of gross revenues. Except as set forth in SCHEDULE 3.21, since December 31, 1998, there have not been any material adverse changes in the business relationships of Seller with any of the customers named therein. SCHEDULE 3.21 lists the ages and amounts of all accounts and notes more than 90 days past due and uncollected at February 28, 1999.

         3.22 OMITTED.

         3.23 PERMITS. SCHEDULE 3.23 contains a complete listing and summary description of all Permits used by Seller in the conduct of its business at the Terminal. Except as indicated in SCHEDULE 3.23, Seller owns or possesses all right, title and interest in and to all of the Permits that are necessary to own and operate the Terminal and the Purchased Assets and to conduct Terminal operations as presently constituted, including, without limitation, all Permits required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment. Seller is in compliance with the terms and conditions of such Permits and has received no notices that it is in violation of any of the terms or conditions of such Permits. Seller has taken all necessary action to maintain such Permits. No loss or expiration of any such Permit is threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof. Except as indicated in SCHEDULE 3.23, all Permits that are required to own and operate the Purchased Assets and to carry on the businesses at the Terminal as now conducted will have been transferred by Seller to Purchaser on terms and conditions no less favorable to Purchaser than they are to Seller.

         3.24 REPAIRS, RETURNS AND ALLOWANCES. Seller is not aware of any facts that could cause Seller to suffer repairs, returns or allowances with respect to products sold or proposed to be sold by Seller at rates higher than past experience.

         3.25 ABSENCE OF CERTAIN PAYMENTS. To the Knowledge of Seller, neither Seller nor any of its Affiliates nor any of its respective officers, directors, employees or agents or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii), without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither Seller nor any of its Affiliates or any of the respective directors, officers, employees or agents or other Persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

         3.26 PRODUCTS; PRODUCT WARRANTIES.

                  (a) Except as set forth in SCHEDULE 3.26, all products processed at the are sold or licensed by Seller pursuant to (i) Seller's disclaimer of all warranties, express or implied, including those of merchantability and fitness for a particular purpose; (ii) Seller's disclaimer of all consequential damages arising from the use or possession of the product, regardless of whether such liability is based in tort, contract or otherwise; and (iii) language stating that if the foregoing disclaimers are held to be unenforceable, Seller's maximum liability shall not exceed the amount of money(ies) paid for such product(s).

                  (b) SCHEDULE 3.26 contains a true and complete list of (i) all products manufactured, marketed or sold by Seller that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past four years and (ii) all proceedings (whether completed or pending) at any time during the past three years seeking the recall, withdrawal, suspension or seizure of any product sold by Seller.

         3.27 REAL PROPERTY HOLDING CORPORATION. Seller is not and has never been a United States real property holding corporation as defined in Section 897 of the Code.

         3.28 PROJECTIONS. Seller has previously prepared and delivered to Purchaser Seller's financial performance projections related to the operation of the Purchased Assets at the Terminal through the year 1999 (the "Projections") (a true and complete copy of which is attached hereto as EXHIBIT 3.28). Seller acknowledges that the Projections have been material to Purchaser in its decision to enter into this Agreement and to purchase the Purchased Assets hereunder. Seller believes that the financial projections and other estimates contained in the Projections are based on reasonable expectations at the time such projections and estimates were made; and Seller believes that Purchaser is justified in relying thereon. Seller has no reason to believe, and do not believe, that any assumptions of fact underlying the Projections are unreasonable, untrue or false.

         3.29 CONDUCT OF BUSINESS. Seller has conducted its business and operations in strict compliance with the terms, conditions and limitations set forth in Paragraph 7 of that certain Letter of Intent dated as of January 27, 1999, a copy of which is attached hereto on EXHIBIT 3.29.

         3.30 LEGAL AND TAX ADVICE. Seller has consulted with its own legal and tax advisors as to the legal, financial and tax consequences related to or arising from the transactions contemplated by this Agreement. Seller has not received, obtained or relied upon any legal or tax advice from Purchaser or Purchaser's attorney, accountants, or advisors.

         3.31 FULL DISCLOSURE. No representation or warranty by Seller in this Agreement and no statement contained in any document schedule or certificate furnished or to be furnished by Seller to Purchaser or any of its representatives pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, contains as of the date hereof or will contain as of the Closing, any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is, to the Knowledge of Seller, no fact that does have or could reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or the Schedules and Exhibits hereto.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         4.1 DUE ORGANIZATION AND AUTHORITY OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite power and authority to enter into and deliver this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder. Purchaser has heretofore delivered to Seller accurate and complete copies of the Articles of Incorporation of Purchaser as currently in effect.

         4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the performance by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser, and no other action on the part of Purchaser is necessary for the execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the other agreements contemplated hereby which are to be executed by Purchaser have been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, this Agreement and such other agreements constitute legally valid and binding agreements of Purchaser, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

         4.3 NO CONFLICT. Neither the execution, delivery or performance by Purchaser of this Agreement or the other agreements contemplated hereby nor the consummation by it of the transactions contemplated hereby and thereby and compliance by Purchaser with any of the provisions hereof or thereof will (a) violate, or result in the violation of, any Requirement of Law; (b) require any consent, approval or notice under, violate or result in violation of, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or result in the loss of a material benefit under any of the provisions of any organizational or governing documents or contract of Purchaser.

         4.4 GOVERNMENTAL CONSENTS. No consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Purchaser, except for such consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

         4.5 BROKERS, FINDERS, ETC. Purchaser has not employed, nor is it subject to the valid claim of, any broker, finder or other financial intermediary or incurred any liability that would be payable by Seller for any brokerage, finders or other fees or commissions in connection with the transaction contemplated by this Agreement.

         4.6 FULL DISCLOSURE. No representation or warranty by Purchaser in this Agreement and no statement contained in any document, schedule or certificate furnished or to be furnished by Purchaser to Seller or any of its representatives pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, contains as of the date hereof or will contain as of the Closing, any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                                    COVENANTS

         5.1 NAMES. From and after the Closing Date, Seller shall not use any name, tradename or trademark in its business which is similar to Crown Energy, Crown Asphalt or any other name currently used by Purchaser or its Affiliates.

         5.2 SELLER'S AND PRINCIPAL'S NON-COMPETITION AND NON-SOLICITATION. As a substantial inducement to Purchaser to enter into and perform its obligations under this Agreement, Seller and each Principal agree, severally and not jointly, that:

                  (a) For a period of five (5) years after the Closing Date (the "Non-Competition Period"), neither Seller nor Principal shall, without the prior written consent of Purchaser, anywhere in the States of Montana, North Dakota, South Dakota, Wyoming, Colorado, Utah and Idaho, directly or indirectly, either for itself or himself or for any other Person, own, operate, manage, control, engage in, participate in, invest in, permit its or his name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in the processing, blending, sale or distribution of asphalt products or the operation of an asphalt terminal Nothing herein shall prohibit Seller or Principal from being a passive owner of not more than 5% of the outstanding stock of any class of securities of a publicly traded corporation engaged in such business, so long as it or he has no active participation in the business of such corporation.

                  (b) During the Non-Competition Period, neither Seller nor Principal will directly or indirectly offer employment to or hire (in any capacity) any former employee of Seller who is hired by Purchaser without the prior written consent of Purchaser.

                  (c) If, at the time of enforcement of this Section 5.2, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

                  (d) Seller and Principal each recognize and affirm that in the event of breach by it of any of the provisions of this Section 5.2, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller and Principal agree that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's and Principal's obligations under this Section 5.2 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 5.2 (including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 5.2 plus (ii) the length of any court proceedings necessary to stop such violation). Seller and each Principal hereby waive any requirement that Purchaser post a bond or other security as a precondition to any such suit. In the event of a breach or violation by Seller or Principal of any of the provisions of this Section 5.2, the running of the Non-Competition Period (but not of Seller's obligations under this Section 5.2) shall be tolled with respect to Seller or Principal, as the case may be, during the continuance of any actual breach or violation.

         5.3 COMMUNICATIONS. All mail and other communications received by Seller with respect to the Terminal, the Purchased Assets or the business operations at the Terminal at any time after the Closing Date shall be promptly turned over to Purchaser.

         5.4 CONFIDENTIALITY. After the Closing, Seller and its shareholders, officers, directors, employees and agents shall continue to maintain the confidentiality of all information, documents and materials relating to Seller's business at the Terminal, including all such materials which remain in the possession of Seller, except to the extent disclosure of any such information is required by law or authorized by Purchaser or reasonably occurs in connection with disputes over the terms of this Agreement, and Purchaser shall maintain the confidentiality of all information, documents and materials relating to Seller (other than that relating to the Purchased Assets) which Purchaser has obtained in connection with this Agreement or with the transactions contemplated herein, except to the extent disclosure of any such information is required by law or authorized by Seller or reasonably occurs in connection with disputes over the terms of this Agreement. In the event that any party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 5.4, the disclosing party will (a) provide the other party with prompt notice before such disclosure in order that any party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information, and (b) cooperate with the other party in attempting to obtain such order or assurance. The provisions of this
Section 5.4 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of breach by the applicable party bound hereunder or its Affiliates.

         5.5 TITLE COMMITMENTS.  [Omitted]

         5.6 PURCHASER BANK FINANCING AND GUARANTEES. On the Closing Date, Purchaser shall obtain the Purchaser Bank Financing on terms and conditions acceptable to Purchaser, as borrower, and Community First National Bank of Casper, Wyoming, as lender, each in their sole discretion, and further provided that (a) the repayment term of any such Purchaser Bank Financing shall not exceed fifteen years, (b) Purchaser shall have no obligation to incur any indebtedness or liability in a principal amount in excess of $1,800,000 or bearing an interest rate in excess of one hundred basis points over the prime rate of interest, (c) other than the payment of the proceeds of such Purchaser Bank Financing to Community First National Bank as described in Section 2.4(b), Purchaser shall have no further obligation to pay, discharge or satisfy the S & L Bank Debt, and (d) upon closing and funding of the Purchaser Bank Financing, Community First National Bank shall release any Liens it has or may have against the Purchased Assets (including, but not limited to, the release of all Liens related to or arising from the S & L Bank Debt), subject, however, to any new Liens which may be created by the Purchaser Bank Financing, (e) the Purchaser Bank Financing shall permit any Affiliate of Purchaser to extend working capital or inventory financing to Purchaser on commercially acceptable terms and conditions and otherwise permit the reasonably anticipated operations and financing activities of Purchaser. Seller and each Principal shall cooperate with and assist Purchaser with respect to the modification, amendment, satisfaction, replacement or other restructuring of the S & L Bank Debt and the closing and funding of the Purchaser Bank Financing as contemplated herein.

                                   ARTICLE VI

                              DELIVERIES AT CLOSING

         6.1 DOCUMENTS TO BE DELIVERED BY SELLER. Purchaser's obligation to close the purchase and sale of the Purchased Assets and to consummate the Purchaser Bank Financing under this Agreement shall be subject to the condition preccdent that, on or prior to the Closing Date, Seller shall have delivered to Purchaser, at Seller's expense, each of the following:

                  (a) A copy of the resolutions duly adopted by the Board of Directors and shareholders (if legally required) of Seller, authorizing the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby, certified by the Secretary or an Assistant Secretary of Seller;

                  (b) A certificate of the Secretary or an Assistant Secretary of Seller as to the incumbency and signature of the officers of Seller executing this Agreement and any other agreements and certificates contemplated hereby;

                  (c) Such instruments of sale, transfer, assignment, conveyance and delivery (including, without limitation, all assignments of Intellectual Property and Permits), in form and substance satisfactory to counsel for Purchaser, as are required in order to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens;

                  (d) With respect to each of the real property leases listed in
         SCHEDULE 3.10(a) and included in the Purchased Assets, an estoppel letter from the landlords listed in said Schedule, in form and content reasonably satisfactory to Purchaser, stating the following: (a) the copy of the lease or sublease, as applicable, attached to the estoppel letter is a true, correct and complete copy of the lease or sublease, and represents the entire agreement between the landlord and the applicable Seller; (b) to landlord's knowledge, Seller is not in breach or default under the lease or sublease and no event has occurred which, with notice or the passage of time, would constitute a breach or default, or permit termination, modification or acceleration under the lease or sublease; (c) the landlord has not repudiated any provision of the lease or sublease; (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; (e) the amount of rent due under the lease and the date through which rent has been paid; (f) to landlord's knowledge, Seller has satisfied all obligations as tenant under the lease or sublease; and (g) such other matters as Purchaser may reasonably request;

                  (e) Such instruments as are necessary to evidence the release of all Liens on the Purchased Assets;

                  (f) Consents of any Governmental Authority or other third party under any material contracts, leases, licenses and permits of Seller to the extent necessary for the operation of the businesses at the Terminal or required for the consummation of the transactions contemplated by this Agreement.

                  (g) Such instruments as are necessary to evidence that Seller has complied with any applicable bulk sales laws.

                  (h) Such instruments as are necessary to evidence the transfer of the Permits to Purchaser.

                  (i) Such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

         6.2 DOCUMENTS TO BE DELIVERED BY PURCHASER. Seller's obligation to close the purchase and sale of the Purchased Assets under this Agreement shall be subject to the condition preccdent that, on or prior to the Closing Date, Purchaser will have delivered to Seller, at Purchaser's expense, each of the following:

                  (a) A copy of the resolutions duly adopted by Purchaser's Board of Directors authorizing the execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, certified by the Secretary or an Assistant Secretary of Purchaser;

                  (b) A copy of the Articles of Incorporation of Purchaser; and

                  (c) Such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION BY SELLER. Subject to the other provisions of this
Article VII, Seller shall indemnify, defend and hold harmless Purchaser and its successors, assigns and Affiliates and the agents and employees of any of them (collectively, the "Purchaser Parties") from and against any and all costs, expenses, losses, damages and liabilities (including, without limitation, attorneys' fees and expenses) ("Damages") suffered by any of the Purchaser Parties to the extent resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any Purchaser Party by a third party) alleged to result from, arise out of or have been incurred with respect to, (i) any breach of any representation or warranty of Seller contained in this Agreement, (ii) any breach of any covenant of Seller or any Principal contained in this Agreement or in any agreements, covenants or instruments delivered at Closing, or (iii) any liability or obligation of any kind or nature of Seller, whether or not related to the Terminal or the Purchased Assets (other than the Assumed Liabilities), or (iv) the operation or ownership of the Terminal or the Purchased Assets prior to the Closing.

         7.2 INDEMNIFICATION BY PURCHASER. Subject to the other provisions of this Article VII, Purchaser shall indemnify, defend and hold harmless Seller and its successors, assigns and Affiliates and the agents and employees of any of them (collectively, the "Seller Parties") from and against any Damages suffered by any of the Seller Parties resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Seller Party by a third party) alleged to result from, arise out of or have been incurred with respect to, (i) any breach of any representation or warranty of Purchaser contained in this Agreement, (ii) any breach of any covenant of Purchaser contained in this Agreement requiring performance after the Closing Date, or (iii) the assertion against Seller Party of any liability or claim against a Seller Party relating to any Assumed Liability.

         7.3      NOTICE AND RESOLUTION OF CLAIM.

                  (a) An indemnified party under this Agreement will promptly give written notice to the indemnifying party after obtaining knowledge of: (i) any claim the indemnified party has against the indemnifying party not involving a third party claim or litigation; or (ii) any third party claim or litigation against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth in Section 7.1 or 7.2, specifying in reasonable detail the claim or litigation and the basis for indemnification; provided that the failure of the indemnified party promptly to notify the indemnifying party of any such matter shall not release the indemnifying party, in whole or in part, from its obligations under this Article VII except to the extent the indemnified party's failure to so notify actually prejudices the indemnifying party's ability to defend against such third party claim or litigation. If such claim for indemnity arises from the claim or litigation of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim, litigation or any litigation resulting from such claim.

                  (b) If the indemnifying party assumes the defense of any such third party claim or litigation, the obligations of the indemnifying party under this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the indemnified party harmless from and against any and all losses caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or litigation, consent to entry of any judgment (except with the written consent of the indemnified party), or enter into any settlement (except with the written consent of the indemnified party): (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a complete release from all liability in respect of such claim or litigation; or (ii) the effect of which is to permit any injunction, declaratory judgment, other order or other equitable relief to be entered, directly or indirectly, against any indemnified party. The indemnifying party shall permit the indemnified party to participate in such defense or settlement through counsel chosen by the indemnified party, with the fees and expenses of such counsel borne by the indemnified party.

                  (c) Failure by the indemnifying party to notify the indemnified party of its election to assume the defense of any such claim or litigation by a third party within thirty (30) days after notice thereof has been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to assume the defense of such claim or litigation. If the indemnifying party does not assume the defense of such claim or litigation by a third party, the indemnified party may defend or settle such claim or litigation in such manner as the indemnified party may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate.

         7.4 OFFSET. Purchaser shall be entitled to offset against any sums otherwise payable to Seller, the amount of any and all Damages suffered by Purchaser with respect to which Purchaser is indemnified pursuant to Section 7.1.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         8.2 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party to this Agreement shall take, or cause its proper officers and/or directors to take, all such necessary action.

         8.3 TRANSFER TAXES. Seller shall pay, or cause to be paid, all transfer Taxes and fees, recordation or similar Taxes or fees, deed, stamp or other Taxes, recording charges, fees, or other similar cost or expense of any kind required in connection with the effectuation of the transactions contemplated by this Agreement, whether such Tax or fee is imposed on Purchaser, Seller or others.

         8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the parties in this Agreement, including the Schedules and Exhibits hereto and the certificates delivered in accordance herewith (insofar as the Schedules, Exhibits and such certificates relate to such representations and warranties) shall survive the Closing for a period of three (3) years after the Closing; PROVIDED, HOWEVER, that the representations and warranties contained in Section 3.13 shall survive the Closing and shall remain in full force and effect through the period of any statute of limitations applicable to such Tax matters, and the representations and warranties contained in Sections 3.1, 3.2 and 3.10 shall survive the Closing and shall remain in full force and effect indefinitely.

         8.5 EMPLOYEES. Seller shall terminate the employment of all of its employees who work at the Terminal, or shall reassign such employees to other jobs in Seller's remaining operations, immediately prior to the Closing. Purchaser shall not assume any Seller Plan, and Purchaser shall not assume any liability or obligation of Seller to any Person under any Seller

Plan. Nothing contained in this Agreement shall (i) restrict or otherwise inhibit Purchaser's rights to terminate the employment of any employees on or after the Closing Date or (ii) be construed or interpreted to restrict Purchaser's right or authority to amend or terminate (to the extent permitted by applicable law and contractual obligations) any employee benefit plans, policies or programs of Purchaser.

         8.6 NOTICES. Any notice, request, consent, approval or other document, instrument or communication that may be required or permitted to be delivered or served hereunder shall be effective upon delivery and shall be in writing and may be personally delivered, mailed by courier, mailed by United States certified or registered mail, return receipt requested, postage pre-paid, or sent by facsimile and confirmed by telephone as follows (until notice of a change thereof is given as provided herein):

                  if to Purchaser, to:

                  Crown Asphalt Products Company
                  215 South State Street, Suite 650
                  Salt Lake City, Utah  84111
                  Attention:  Jay Mealey
                  Telephone:  (801) 537-5610
                  Facsimile:  (801) 537-5609

                  with a copy to:

                  Ray, Quinney & Nebeker
                  79 South Main Street, 4th Floor
                  Salt Lake City, Utah  84111
                  Attention:  Lorin E. Patterson
                  Telephone:  (801) 323-3374
                  Facsimile:  (801) 532-7543

                  if to Seller, to:

                  S & L Industrial
                  P.O. Box 126
                  Cowley, WY  82420
                  Attention:  David Rael
                  Telephone:  (307) 548-2242
                  Facsimile:  (307) 548-2678
                  with a copy to:

                  M. Scott McColloch
                  P.O. Box 111
                  Greybull, WY  82426
                  Telephone:  (307) 765-9428
                  Facsimile:  (307) 765-2271

         8.7 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.8 NO THIRD PARTY BENEFICIARIES. Nothing herein express or implied shall confer upon any third party any rights or remedies, including without limitation any right to employment, or continued employment for any specified period, of any nature or kind under or by reason of this Agreement.

         8.9 AMENDMENT AND WAIVER. This Agreement and the Schedules and Exhibits hereto may not be amended or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

         8.10 EXTENSION OR WAIVER. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party;
(b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any Schedule and Exhibit hereto or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements of the other parties hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of such party.

         8.11 ENTIRE AGREEMENT. This Agreement (including the Schedules, Exhibits, documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

         8.12 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party hereto (other than by operation of law) without the prior written consent of the other parties hereto; PROVIDED, that Purchaser may assign its rights hereunder to any of its Affiliates.

         8.13 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WYOMING (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE WYOMING PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PREFERENCE AND REMEDIES.

         8.14 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. The use of the word "including" in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

         8.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement. Facsimile signatures shall be binding on the parties for all purposes as if they were originals.

                   [Balance of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                           CROWN ASPHALT PRODUCTS COMPANY

                           By:
                              ---------------------------------
                           Name:
                                -------------------------------
                           Title:
                                 ------------------------------

                           S & L INDUSTRIAL

                           By:
                              --------------------------------
                           Name:
                               -------------------------------
                           Title:
                                 -----------------------------

                           PRINCIPAL

                           ------------------------------------------
                           David Rael, individually and for the sole and limited purpose of Sections 5.2 and 5.6